Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Throughout this exhibit, the terms “we,” “us,” “our” and the “Company” refer to Civitas Resources, Inc. The following summary of terms of our common stock, par value $0.01 per share (the “Common Stock”), is based upon our Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Seventh Amended and Restated Bylaws (the “Bylaws”) currently in effect under Delaware law. This summary is not complete and is subject to, and qualified in its entirety by reference to, the Certificate of Incorporation and the Bylaws. For a complete description of the terms and provisions of the Common Stock, refer to the Certificate of Incorporation and Bylaws, which have been filed with the Securities and Exchange Commission (the “SEC”) as exhibits to our Quarterly Report on Form 10-Q, filed with the SEC on August 2, 2023, and our Current Report on Form 8-K, filed with the SEC on June 5, 2023, respectively. We encourage you to read these documents and the applicable portions of the Delaware General Corporation Law, as amended (the “DGCL”), carefully.
Authorized Capital
Our authorized capital stock consists of 250,000,000 shares, which include 225,000,000 shares of Common Stock (the “Common Stock”) and 25,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). No shares of Preferred Stock have been issued.
Common Stock
Voting Rights. Holders of the Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of the Common Stock do not have cumulative voting rights in the election of directors. The affirmative vote of at least a majority of our outstanding voting stock will be required to amend or repeal provisions of our Certificate of Incorporation.
Dividend and Liquidation Rights. Holders of the Common Stock may receive dividends when, as and if declared by our board of directors out of funds lawfully available for the payment of dividends. As a Delaware corporation, we may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.
The right of holders of the Common Stock to receive dividends and distributions upon liquidation will be subject to the satisfaction of any applicable preference granted to the holders of any Preferred Stock that may then be outstanding.
No Preemptive, Conversion or Redemption Rights. The Common Stock has no preemptive, conversion or exchange rights and is not subject to further calls or assessment by us. There are no redemption, retraction, purchase for cancellation or sinking fund provisions applicable to the Common Stock, nor are there any provisions discriminating against any existing or prospective holder of the Common Stock as a result of such holder owning a substantial amount of Common Stock.
Certain Anti-Takeover Matters
Certificate of Incorporation and Bylaws. Our Certificate of Incorporation and Bylaws contain provisions that we describe in the following paragraphs, which may delay, defer, or prevent a change in control of our company, the removal of our existing management or directors, or an offer by a potential acquirer to our stockholders, including an offer by a potential acquirer at a price higher than the market price for the stockholders’ shares.
Among other things, our Certificate of Incorporation and Bylaws:

•establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our Secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 120 days and not more than 150 days prior to the first anniversary date of the annual meeting for the preceding year. Our Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;
•provide our board of directors the ability to authorize undesignated Preferred Stock. This ability makes it possible for our board of directors to issue, without stockholder approval, Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of us;
•provide that the authorized number of directors may be changed only by resolution of the board of directors;
•provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
•provide that stockholders may only act by written consent in lieu of a meeting if a written request addressed to our Secretary is delivered to the Company at our principal executive offices and is signed by stockholders of record at the time of the request who have collectively Owned (as defined in the Certificate of Incorporation) at least 15% (the “Requisite Percentage”) of the outstanding shares of the capital stock of the Company entitled to vote on the actions proposed to be taken by written consent of stockholders in lieu of a meeting for at least for at least 365 consecutive days prior to the date of such request (the “Requisite Holding Period”), requesting that a record date be fixed so that stockholders may authorize or take corporate action by written consent in lieu of a meeting. Our Certificate of Incorporation and Bylaws specify the requirements as to the form and content of such notices requesting stockholders authorize or take corporate action by written consent in lieu of a meeting. These requirements may preclude stockholders from acting by written consent in lieu of a meeting;
•provide that special meetings of stockholders may only be called by (i) our Chairperson, (ii) our Chief Executive Officer, (iii) our President, (iv) our board of directors pursuant to a resolution adopted by a majority of the total number of directors which the Company would have if there were no vacancies, or (v) our Secretary at the written request of one or more stockholders of record who collectively (x) Own shares representing at least the Requisite Percentage of the outstanding shares of the capital stock of the Company entitled to vote on the matters proposed to be brought before the proposed special meeting and (y) have Owned the Requisite Percentage of such shares for at least the Requisite Holding Period. Our Certificate of Incorporation and Bylaws specify the requirements as to the form and content of such notices requesting a special meeting of stockholders. These requirements may preclude stockholders from being able to call a special meeting of stockholders; and
•provide that our board of directors may alter or repeal our Bylaws or approve new bylaws without further stockholder approval.
Delaware Anti-Takeover Law. Our company is a Delaware corporation subject to the provisions of Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Section 203 defines a “business combination” as a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholders. Section 203 defines an “interested stockholder” as a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless:
•our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder prior to the date the person attained the status;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors or officers and issued pursuant to employee stock plans, under which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or
•the business combination is approved by our board of directors on or subsequent to the date the person became an interested stockholder and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
This provision has an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of the Common Stock. With approval of our stockholders, we could amend our Certificate of Incorporation in the future to elect not to be governed by the anti-takeover law.